Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS

THOUSAND OAKS, Calif. – November 3, 2016 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Third quarter sales from continuing operations of $526.8 million

•	Record third quarter GAAP earnings per diluted share from continuing operations of $1.49

•	Record third quarter cash from operations of $98.9 million

•	Record GAAP operating margin

•	Raising full year 2016 GAAP earnings outlook from continuing operations to $5.26 to $5.31, an increase from the prior outlook of $5.10 to $5.20

Teledyne today reported third quarter 2016 sales from continuing operations of $526.8 million, compared with sales from continuing operations of $551.7 million for the third quarter of 2015, a decrease of 4.5%. Net income from continuing operations was $53.1 million ($1.49 per diluted share) for the third quarter of 2016, compared with $49.8 million ($1.38 per diluted share) for the third quarter of 2015, an increase of 6.6%. The third quarter of 2016 included pretax severance, facility consolidation and asset impairment charges of $1.8 million offset by net discrete tax benefits of $6.6 million. The third quarter of 2015 included pretax severance charges of $3.1 million offset by net discrete tax benefits of $7.4 million. Net income attributable to Teledyne was $52.0 million ($1.46 per diluted share) for the third quarter of 2016, compared with $48.3 million ($1.34 per diluted share) for the third quarter of 2015, an increase of 7.7%.

“In the third quarter, we continued to achieve organic growth in our commercial imaging and aerospace businesses. Sales of electronic test and measurement instrumentation also increased nicely,” said Robert Mehrabian, Chairman, President and Chief Executive Officer.  “I am very pleased with our execution across Teledyne, especially given the generally weaker capital spending environment.  Our earnings and cash from operations were at record levels for any third quarter.  Furthermore, Teledyne’s GAAP operating margin was an all-time record.  Despite continued weakness in energy markets and while we remain cautious, we also believe that our marine instrumentation businesses, collectively, have bottomed. Finally, given our resilient business portfolio and strong balance sheet, we are committed to ongoing investment in research and development, as well as disciplined acquisitions.”

Review of Operations (Comparisons are with the third quarter of 2015, unless noted otherwise.) The results reflect the classification of our Printed Circuit Technology (“PCT”) business as a discontinued operation which was sold in the third quarter on July 8, 2016, for $9.3 million in cash. The Printed Circuit Technology business was previously reported as part of the Aerospace and Defense Electronics segment.

Instrumentation
The Instrumentation segment’s third quarter 2016 sales were $208.3 million, compared with $243.2 million, a decrease of 14.4%. Third quarter 2016 operating income was $28.1 million, compared with $38.6 million, a decrease of 27.2%.
The third quarter 2016 sales decrease primarily resulted from lower sales of marine and environmental instrumentation partially offset by increased sales of electronic test and measurement instrumentation. Sales for marine instrumentation decreased $38.9 million and primarily reflected lower sales of interconnect systems and other marine sensors for energy exploration and production, partially offset by higher sales of interconnects and marine systems for U.S. Government applications. Sales of test and measurement instrumentation increased $7.6 million and included $4.7 million in incremental sales from recent acquisitions. Sales of environmental instrumentation decreased $3.6 million. The decrease in operating income is primarily due to the impact of lower sales and lower margins for marine instrumentation.

Digital Imaging
The Digital Imaging segment’s third quarter 2016 sales were $98.5 million, compared with $95.7 million, an increase of 2.9%. Operating income was $11.7 million for the third quarter of 2016, compared with $10.4 million, an increase of 12.5%.

The third quarter 2016 sales primarily reflected higher sales of machine vision cameras for semiconductor and industrial applications, micro electro-mechanical systems (“MEMS”) and geospatial software. The third quarter 2016 sales included $3.0 million in incremental sales from a recent acquisition. The increase in operating income in the third quarter of 2016 primarily reflected the impact of higher sales, favorable product mix and $1.2 million in lower severance and facility consolidation costs, compared with the third quarter of 2015.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s third quarter 2016 sales were $153.5 million, compared with $147.6 million, an increase of 4.0%. Operating income was $33.2 million for the third quarter of 2016, compared with $25.8 million, an increase of 28.7%.

The third quarter 2016 sales reflected $10.2 million of higher sales of avionics products and electronic relays, partially offset by $2.7 million of lower sales of microwave and interconnect systems and $1.6 million of lower sales of electronic manufacturing services products. Operating income in the third quarter of 2016 reflected the impact of higher sales, as well as overall improved margins, favorable product mix and higher pension income of $0.7 million.

Engineered Systems
The Engineered Systems segment’s third quarter 2016 sales were $66.5 million compared with $65.2 million, an increase of 2.0%. Operating income was $8.6 million for the third quarter of 2016, compared with $5.9 million, an increase of 45.8%.

The third quarter 2016 sales reflected $2.9 million higher sales of energy systems products, partially offset by $1.8 million of lower sales of engineered products and services. The higher energy systems sales reflected increased sales of commercial hydrogen generators, as well as government energy systems. The lower sales of engineered products and services primarily resulted from decreased sales of space and missile defense programs. Operating income in the third quarter of 2016 reflected the impact of higher sales and improved margins for engineered products and services and higher pension income of $0.6 million.

Discontinued Operations
In the third quarter of 2016, Teledyne completed the disposition of the net assets of its PCT business for $9.3 million in cash, resulting in no gain or loss. In connection with the sale, Teledyne recorded $1.7 million in severance and exit costs in the third quarter of 2016.

Additional Financial Information
Cash Flow
Cash provided by operating activities from continuing operations was $98.9 million for the third quarter of 2016, compared with $72.3 million. The higher cash provided by operating activities in the third quarter of 2016 reflected higher customer advanced payments and lower income tax payments. Free cash flow (cash provided by operating activities from continuing operations less capital expenditures) was $84.5 million for the third quarter of 2016, compared with $62.1 million and reflected higher cash provided by operating activities, partially offset by higher capital expenditures. At October 2, 2016, total debt, including capital lease obligations, was $613.0 million. At October 2, 2016, no amounts are outstanding under the $750.0 million credit facility. Cash totaled $99.5 million at October 2, 2016, and excludes $19.5 million in restricted cash resulting from the recent real estate sale transaction related to a Section 1031 like-kind exchange. On October 14, 2016, the company completed the Section 1031 like-kind real estate exchange and the restricted cash was used in the transaction. The company received $17.1 million from the exercise of stock options in the third quarter of 2016, compared with $2.7 million. Capital expenditures for the third quarter of 2016 were $14.4 million, compared with $10.2 million. Depreciation and amortization expense for the third quarter of 2016 was $22.4 million, compared with $21.8 million.

Free Cash Flow (a)	Third Quarter
(in millions, brackets indicate use of funds)	2016	2015
Cash provided by operating activities from continuing operations	$98.9	$72.3
Capital expenditures for property, plant and equipment	(14.4)	(10.2)
Free cash flow	$84.5	$62.1
(a) The company defines free cash flow as cash provided by operating activities from continuing operations (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the third quarter of 2016 was 17.2% compared with 21.8%. The third quarter of 2016 reflected net discrete income tax benefits of $6.6 million compared with net discrete income tax benefits of $7.4 million. The 2016 amount includes a $4.0 million income tax benefit due to the adoption of Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) 2016-09 related to share-based accounting. Excluding the net discrete income tax benefits in both periods, the effective tax rates would have been 27.5% for the third quarter of 2016 and 33.5% for the third quarter of 2015. The lower effective tax rate in 2016 primarily reflects higher research and development tax credits.

In the third quarter of 2016, Teledyne elected to adopt ASU 2016-09, which is in advance of the mandatory 2017 effective date and includes a change in accounting for income taxes associated with share-based compensation. Teledyne is required to report the impacts as though the ASU had been adopted at the beginning of its 2016 fiscal year. As a result of the early adoption, in the third quarter, Teledyne recorded a $4.0 million income tax benefit. The tax benefit related to the adoption for the first and second quarters of 2016, was $0.6 million and $1.2 million, respectively.

Other
Stock option expense was $2.5 million for the third quarter of 2016, compared with $2.6 million. Pension income was $0.5 million for the third quarter of 2016 compared with pension expense of $1.0 million. Interest expense, net of interest income, was $5.6 million for the third quarter of 2016, compared with $6.0 million. Corporate expense increased to $11.1 million for the third quarter of 2016, compared with $8.9 million, and reflected higher compensation and professional fees expense. Other expense was $0.7 million for the third quarter of 2016 compared with $2.1 million.

Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2016 earnings per diluted share from continuing operations will be in the range of $1.32 to $1.37 and full year 2016 earnings per diluted share from continuing operations will be in the range of $5.26 to $5.31, an increase from the prior outlook of $5.10 to $5.20.

The fourth quarter and full year outlooks include severance, lease termination and other facility consolidation costs. The company’s effective tax rate for 2016 is expected to be 27.6%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions and divestitures, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, exchange rate fluctuations, cost reductions, facility consolidation costs, severance expenses and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; impacts from the United Kingdom's decision to exit the European Union; and threats to the security of our confidential and proprietary information, including cyber security threats. Continued lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2015 Annual Report on Form 10-K and subsequent Form 10-Q’s. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, November 3, 2016. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, November 3, 2016.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
OCTOBER 2, 2016 AND SEPTEMBER 27, 2015
(Unaudited - in millions, except per share amounts)

	Third Quarter	Third Quarter	Nine Months	Nine Months
	2016	2015	2016	2015
Net sales	$526.8	$551.7	$1,586.9	$1,686.8
Costs and expenses:
Costs of sales	317.0	340.3	968.8	1,036.9
Selling, general and administrative expenses	139.3	139.6	432.3	441.4
Total costs and expenses	456.3	479.9	1,401.1	1,478.3
Operating income	70.5	71.8	185.8	208.5
Interest expense, net	(5.6)	(6.0)	(17.2)	(17.9)
Other income/(expense), net	(0.7)	(2.1)	15.2	2.1
Income before income taxes	64.2	63.7	183.8	192.7
Provision for income taxes	11.1	13.9	44.3	50.9
Net income from continuing operations	53.1	49.8	139.5	141.8
Loss from discontinued operations, net of income taxes	(1.1)	(1.5)	(1.6)	(1.8)
Net income	52.0	48.3	137.9	140.0
Noncontrolling interest	—	—	—	0.3
Net income attributable to Teledyne	$52.0	$48.3	$137.9	$140.3

Diluted earnings per common share:
Continuing operations	$1.49	$1.38	3.94	$3.93
Discontinued operations	(0.03)	(0.04)	(0.04)	(0.05)
Diluted earnings per common share	$1.46	$1.34	$3.90	$3.88

Weighted average diluted common shares outstanding	35.6	36.1	35.4	36.2

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
OCTOBER 2, 2016 AND SEPTEMBER 27, 2015
(Unaudited - in millions)

	Third Quarter	Third Quarter	% Change	Nine Months	Nine Months	% Change
	2016	2015		2016	2015
Net sales:
Instrumentation	$208.3	$243.2	(14.4)%	$652.1	$784.8	(16.9)%
Digital Imaging	98.5	95.7	2.9%	287.8	276.9	3.9%
Aerospace and Defense Electronics	153.5	147.6	4.0%	454.0	428.2	6.0%
Engineered Systems	66.5	65.2	2.0%	193.0	196.9	(2.0)%
Total net sales	$526.8	$551.7	(4.5)%	$1,586.9	$1,686.8	(5.9)%
Operating income:
Instrumentation	$28.1	$38.6	(27.2)%	$79.6	$126.4	(37.0)%
Digital Imaging	11.7	10.4	12.5%	30.6	28.5	7.4%
Aerospace and Defense Electronics	33.2	25.8	28.7%	86.1	66.3	29.9%
Engineered Systems	8.6	5.9	45.8%	22.2	17.4	27.6%
Corporate expense	(11.1)	(8.9)	24.7%	(32.7)	(30.1)	8.6%
Operating income	70.5	71.8	(1.8)%	185.8	208.5	(10.9)%
Interest expense, net	(5.6)	(6.0)	(6.7)%	(17.2)	(17.9)	(3.9)%
Other income/(expense), net	(0.7)	(2.1)	(66.7)%	15.2	2.1	*
Income before income taxes	64.2	63.7	0.8%	183.8	192.7	(4.6)%
Provision for income taxes	11.1	13.9	(20.1)%	44.3	50.9	(13.0)%
Net income from continuing operations	53.1	49.8	6.6%	139.5	141.8	(1.6)%
Loss from discontinued operations, net of income taxes	(1.1)	(1.5)	(26.7)%	(1.6)	(1.8)	(11.1)%
Net income	52.0	48.3	7.7%	137.9	140.0	(1.5)%
Noncontrolling interest	—	—	*	—	0.3	(100.0)%
Net income attributable to Teledyne	$52.0	$48.3	7.7%	$137.9	$140.3	(1.7)%
* not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited – in millions)

	October 2, 2016	January 3, 2016
ASSETS
Cash	$99.5	$85.1
Restricted cash	19.5	—
Accounts receivable, net	371.5	368.6
Inventories, net	325.0	304.1
Prepaid expenses and other current assets	35.7	71.5
Total current assets	851.2	829.3
Property, plant and equipment, net	319.4	318.8
Goodwill and acquired intangible assets, net	1,421.2	1,383.5
Prepaid pension asset	130.9	111.0
Other assets, net	71.0	74.5
Total assets	$2,793.7	$2,717.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$142.3	$134.2
Accrued liabilities	272.1	240.3
Short-term debt, current portion of long-term debt and capital lease obligations	114.6	19.1
Total current liabilities	529.0	393.6
Long-term debt and capital lease obligations	498.4	761.5
Other long-term liabilities	221.2	217.9
Total liabilities	1,248.6	1,373.0
Total stockholders’ equity	1,545.1	1,344.1
Total liabilities and stockholders’ equity	$2,793.7	$2,717.1